Exhibit 2.0

AUBURN SAVINGS BANK
PLAN OF REORGANIZATION
FROM A MUTUAL SAVINGS BANK
TO A MUTUAL HOLDING COMPANY
AND STOCK ISSUANCE PLAN

1.	Introduction – Business Purpose

          The Board of Directors of Auburn Savings Bank (the “Bank”) has adopted this Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan (the “Plan”) pursuant to which the Bank proposes to reorganize from a mutual savings bank into the mutual holding company structure (the “Reorganization”) under federal law and the regulations of the Office of Thrift Supervision (“OTS”), and other applicable federal laws and regulations.

          As part of the Reorganization and the Plan, the Bank will convert to a federal stock savings bank (the “Stock Bank”) and will establish Auburn Bancorp, MHC (the “MHC”) as a federally-chartered mutual holding company and Auburn Bancorp, Inc. (the “Holding Company”) as federally-chartered mid-tier stock holding company. Accordingly, the Bank, the Holding Company and the MHC will be chartered and regulated by the OTS. The Holding Company will be a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company. Concurrently with the Reorganization, the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering to certain deposit account holders, Tax-Qualified Employee Plans and borrower members of the Bank, with any remaining shares offered to the public in a Community Offering. In the event the Holding Company is not established as part of the Reorganization, the Board of Directors may elect to proceed with the Reorganization by forming the Stock Bank as a direct majority-owned subsidiary of the MHC. In such event, any reference in this Plan to a Stock Offering by the Holding Company shall mean a stock offering by the Stock Bank directly, and the terms and conditions of the Stock Offering described herein shall apply to a stock offering by the Stock Bank unless clearly inapplicable.

          The primary purpose of the Reorganization is to establish a holding company and to convert the Bank to a stock charter, which will enable the Bank to compete and expand more effectively in the financial services marketplace. The Reorganization will permit the Holding Company to issue Capital Stock, which is a source of capital not available to mutual savings banks. Since the Holding Company will not be offering all of its Common Stock for sale in the Stock Offering, the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization, however, will also permit the Bank to raise additional capital since a majority of the Holding Company’s Common Stock will be available for sale in the future. It will also provide the Bank with greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions. Lastly, the Reorganization will enable the Bank to better manage its capital by providing broader acquisition and investment opportunities through the holding company structure, by enabling the Bank to distribute any excess capital to stockholders of the Holding Company in the form of dividends, and by enabling the Holding Company to repurchase its common stock as market conditions warrant. Although the Reorganization and Stock Offering will create a stock savings bank and stock holding company, only a minority of the Common Stock will be offered for sale in the Stock Offering. As a result, the Bank’s mutual form of ownership and its ability to remain an independent community savings bank will be preserved through the mutual holding company structure.

          The Reorganization is subject to the approval of the OTS, and must be approved by the affirmative vote of at least a majority of the total votes of the Members eligible to be cast at the Special Meeting.

2.	Definitions

          As used in this Plan, the terms set forth below have the following meanings:

          Acting in Concert: The term “acting in concert” means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or (ii) a combination or pooling of votes or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company which acts in concert with another Person or company (“other party”) shall also be deemed to be acting in concert with any Person or company who is also acting in concert with the other party, except that any Tax-Qualified Employee Plan will not be deemed to be acting in concert with any other Tax-Qualified Employee Benefit Plan or with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

          Actual Purchase Price: The price per share, determined as provided in this Plan, at which the Common Stock will be sold in the Stock Offering.

          Affiliate: Any Person that directly or indirectly, through on or more intermediaries, controls, is controlled by, or is under common control with another Person.

          Associate: The term “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization; (ii) any trust or other estate, if such Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate; and (iii) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a director or senior officer of the Bank, the MHC, the Stock Holding Company or any subsidiary thereof. For purposes of Sections 563b.370, 563b.380, 563b.385, 563b.390, 563b.395 and 563b.505 of the Regulations, a Person who has a substantial beneficial interest in a Tax Qualified Employee Plan or Non-Tax Qualified Employee Plan is not an Associate of the plan. For purposes of Section 563b.370, a Tax-Qualified Employee Plan is not an Associate of a Person.

          Bank: Auburn Savings Bank in its pre-Reorganization mutual form and post-Reorganization stock form, as indicated by the context.

          Capital Stock: Any and all authorized stock of the Bank or the Holding Company.

          Code: The Internal Revenue Code of 1986, as amended.

          Common Stock: Common stock issuable by the Holding Company in connection with the Reorganization, including securities convertible into Common Stock, pursuant to its certificate of incorporation.

          Community: Androscoggin County, Maine.

          Community Offering: The offering to certain members of the general public of any unsubscribed shares in the Subscription Offering. The Community Offering may include a Syndicated Community Offering or public offering.

          Deposit Account(s): Any withdrawable accounts of the Bank as defined in Section 561.42 of the Regulations, including all demand deposit accounts as defined in Section 561.16 of the Regulations and certificates of deposit.

          Effective Date: The date upon which all necessary approvals have been obtained to consummate the Reorganization, and the Reorganization and Stock Offering is completed.

          Eligible Account Holder: Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights.

          Eligibility Record Date: September 30, 2006, the date for determining who qualifies as an Eligible Account Holder.

          ESOP: The employee stock ownership plan established by either the Bank or the Holding Company.

          Estimated Valuation Range: The range of the estimated pro forma market value of the total number of shares of Common Stock to be issued by the Holding Company to the MHC and to Minority Stockholders, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

          Exchange Act: The Securities Exchange Act of 1934, as amended.

          FDIC: The Federal Deposit Insurance Corporation.

          HOLA: The Home Owners’ Loan Act, as amended.

          Holding Company: Auburn Bancorp, Inc., the federal corporation that will be majority-owned by the MHC and that will own 100% of the common stock of the Bank, and any successor to such corporation that may be established in connection with a Conversion Transaction.

          Holding Company Application: The Holding Company Application on Form H(e)-1 to be submitted by the Bank to the OTS to have the Holding Company acquire the common stock of the Bank.

          Independent Appraiser: The appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Bank and the Holding Company.

          Independent Valuation: The estimated pro forma market value of the Holding Company and the Bank as determined by the Independent Appraiser.

          Management Person: Any Officer or director of the Bank or any Affiliate of the Bank, and any person acting in concert with any such Officer or director.

          Market Maker: A dealer (i.e., any person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (i) regularly publishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at the dealer’s quoted prices with other brokers or dealers.

          Member: Any Person qualifying as a member of the Bank in accordance with its charter and bylaws and the laws of the United States.

          MHC: Auburn Bancorp, MHC, the mutual holding company resulting from the Reorganization.

          Minority Ownership Interest: The shares of the Holding Company’s Common Stock owned by Persons other than the MHC, expressed as a percentage of the total shares of Holding Company Common Stock outstanding.

          Minority Stockholder: Any owner of the Holding Company’s Common Stock, other than the MHC.

          Minority Stock Offering: One or more offerings of up to 49.9% in the aggregate of the outstanding Common Stock of the Holding Company to Persons other than the MHC.

          MRPs: Any restricted stock plan, such as a management recognition plan established or to be established by the Holding Company or any of its Affiliates.

          Non-Voting Stock: Any Capital Stock other than Voting Stock.

          Notice: The Notice of Mutual Holding Company Reorganization to be submitted by the Bank to the OTS to notify the OTS of the Reorganization and the Stock Offering.

          Offering Range: The aggregate purchase price of the Common Stock to be sold in the Stock Offering based on the Independent Valuation expressed as a range that may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum of such range. The Offering Range will be based on the Estimated

Valuation Range, but will represent a Minority Ownership Interest equal to up to 49.9% of the Common Stock.

          Officer: An executive officer of the Holding Company or the Bank, including the Chief Executive Officer, President, Executive Vice President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other employee participating in major policy making functions of the institution.

          Option Plans: Any stock option plans established or to be established by the Holding Company or any of its Affiliates.

          Order Form: Any form (together with any attached cover letter and/or certifications or acknowledgements), sent by the Bank to any Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding purchases of Common Stock in the Subscription and Community Offerings.

          Other Member: Any Person who is a Member of the Bank at the close of business on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder, or Tax-Qualified Employee Plan.

          OTS: The Office of Thrift Supervision and any successor thereto.

          Person: An individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government entity or political subdivision thereof or any other entity.

          Plan: This Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan.

          Qualifying Deposit: The aggregate balance of each Deposit Account of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, as the case may be, provided such aggregate balance is not less than $50.

          Regulations: The regulations of the OTS regarding a mutual holding company reorganization, stock issuance and conversion to stock form.

          Reorganization: The reorganization of the Bank into the mutual holding company structure including the organization of the MHC, the Holding Company and the Stock Bank pursuant to this Plan.

          Resident: The terms “resident,” “residence,” reside” or “residing” as used herein with respect to any person shall mean any person who occupies a dwelling within the Bank’s Community, has an intent to remain with the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

          SEC: The Securities and Exchange Commission.

          Special Meeting: The Special Meeting of Members of the Bank, and any adjournment thereof, called for the purpose of submitting this Plan to the Members for their approval.

          Stock Bank: The federally chartered stock savings bank resulting from the conversion of the Bank to stock form pursuant to this Plan.

          Stock Offering: The offering of Common Stock of the Holding Company to persons other than the MHC, in a Subscription Offering and, to the extent shares remain available, in a Community Offering.

          Subscription Offering: The offering of Common Stock of the Holding Company for subscription and purchase pursuant to Section 10 of this Plan.

          Subsidiary: A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

          Supplemental Eligible Account Holder: Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder, a Tax-Qualified Employee Plan or an Officer or director of the Bank.

          Supplemental Eligibility Record Date: The supplemental record date for determining who qualifies as a Supplemental Eligible Account Holder, which shall be the last day of the calendar quarter preceding the OTS’ approval of the Reorganization.

          Syndicated Community Offering: At the discretion of the Bank and the Holding Company, the offering of Common Stock following or contemporaneously with the Community Offering through a syndicate of broker-dealers.

          Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Holding Company, the MHC or any of their affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Code. The term “Non-Tax-Qualified Employee Plan” means any defined benefit plan or defined contribution plan that is not so qualified.

          Voting Member: Any Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Bank pursuant to its charter and bylaws.

          Voting Record Date: The date established by the Bank for determining which Members are entitled to vote on the Plan.

          Voting Stock:

          (1)          Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder:

(i)	To vote for or to select directors of the Bank or the Holding Company; and

(ii)	To vote on or to direct the conduct of the operations or other significant policies of the Bank or the Holding Company.

          (2)          Notwithstanding anything in paragraph (1) above, preferred stock is not “Voting Stock” if:

(i)

Voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank or the Holding Company, or the payment of dividends by the Bank or the Holding Company when preferred dividends are in arrears;

(ii)	The preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and

(iii)	The preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Holding Company.

          (3)          Notwithstanding anything in paragraphs (1) and (2) above, “Voting Stock” shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

3.	The Reorganization

	A.	Organization of the Holding Companies and the Bank

          As part of the Reorganization, the Bank will convert to the stock form of organization and the Holding Company and MHC will be established as federal corporations. The Reorganization will be effected as follows, or in any manner approved by the OTS that is consistent with the purposes of this Plan and applicable laws and regulations: (i) the Bank will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim One”); (ii) Interim One will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim Two”); (iii) Interim One will organize the Holding Company as a wholly-owned subsidiary; (iv) the Bank will exchange its charter for a federal stock savings bank charter to become the Stock Bank and Interim One will exchange its charter for a federal mutual holding company charter to become the MHC; (v) simultaneously with step (iv), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution; (vi) all of the initially issued stock of the Stock Bank will be transferred to the MHC in exchange for membership interests in the MHC; and (vii) the MHC will contribute the capital stock of the Stock Bank to the Holding Company in, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company. Prior to the Effective Date of the Reorganization, the Board of Directors of the Bank may specify that the structure of the transactions contemplated by the Plan be revised; provided, however, that such revised structure shall not (i) change the intended federal income tax consequences of the transactions contemplated by the Plan or (ii) materially impede or delay the receipt of any regulatory approval.

          Contemporaneously with the Reorganization, the Holding Company will offer for sale in the Stock Offering shares of Common Stock representing up to 49.9% the pro forma market value of the Holding Company and the Bank. Upon consummation of the Reorganization, the legal existence of the Bank will not terminate, but the Stock Bank will be a continuation of the Bank, and all property of the Bank, including its right, title, and interest in and to all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the rights, liabilities and obligations of the Bank and will maintain its headquarters and operations at the Bank’s present locations.

          Upon consummation of the Reorganization, substantially all of the assets and liabilities (including the savings accounts, demand accounts, tax and loan accounts, United States Treasury general accounts, or United States Treasury Time Deposit Open Accounts, as defined in the Regulations) of the Bank shall be become the assets and liabilities of the Stock Bank, which will thereupon become an operating savings bank subsidiary of the Holding Company and of the MHC. The Bank will apply to the OTS to have the Holding Company receive or retain (as the case may be) up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the Board of Directors. The Stock Bank may distribute additional capital to the Holding Company following the Reorganization, subject to the Regulations governing capital distributions.

B.	Effect on Deposit Accounts and Borrowings

          Each deposit account in the Bank on the Effective Date will remain a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner as the deposit account existed in the Bank immediately prior to the Reorganization. Upon consummation of the Reorganization, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

C.	The Bank

          Upon completion of the Reorganization, the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, capital stock savings banks under federal law. A copy of the proposed Charter and Bylaws of the Stock Bank is attached hereto as Exhibit A and made a part of this Plan. The Reorganization will not result in any reduction of the amount of retained earnings (other than the assets of the Bank retained by or distributed to the Holding Company or the MHC), undivided profits, and general loss reserves that the Bank had prior to the Reorganization. Such retained earnings and general loss reserves will be accounted for by the MHC, the Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

          The initial members of the Board of Directors of the Stock Bank will be the existing members of the Board of Directors of the Bank and the President of the Bank. The Stock Bank will be wholly owned by the Holding Company. The Holding Company will be wholly owned by its stockholders who will consist of the MHC and, initially, the persons who purchase Common Stock in the Stock Offering. Upon the Effective Date of the Reorganization, the voting and membership rights of the Members will be transferred to the MHC, subject to the conditions specified below.

D.	The Holding Company

          The Holding Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to savings and loan holding companies and mutual holding companies under federal law and regulations. The initial members of the Board of Directors of the Holding Company will be the existing members of the Board of Directors of the Bank and the President of the Bank. Thereafter, the voting stockholders of the Holding Company will elect approximately one-third of the Holding Company’s directors annually. A copy of the proposed Charter and Bylaws of the Holding Company is attached as Exhibit B and are made part of this Plan.

          The Holding Company will have the power to issue shares of Capital Stock to Persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Holding Company. The Holding Company may issue any amount of Non-Voting Stock to persons other than the MHC. The Holding Company will be authorized to undertake one or more Minority Stock Offerings of less than 50.0% in the aggregate of the total outstanding Common Stock of the Holding Company, and the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering.

E.	The Mutual Holding Company

          As a mutual corporation, the MHC will have no stockholders. The members of the MHC will have exclusive voting authority as to all matters requiring a vote of members under the charter of the MHC. Persons who have membership rights with respect to the Bank under its existing charter immediately prior to the Reorganization shall continue to have such rights solely with respect to the MHC after the Reorganization, so long as such persons remain depositors or borrowers, as the case may be, of the Stock Bank after the Reorganization. In addition, all persons who become depositors of the Stock Bank following the Reorganization will have membership rights with respect to the MHC. Borrowers will not receive membership rights in connection with any new borrowings made after the Reorganization. The rights and powers of the MHC will be defined by the MHC’s Charter and Bylaws (a copy of which is attached to this Plan as Exhibit C and made a part hereof) and by the statutory and regulatory provisions applicable to savings and loan holding companies and federal mutual holding companies. In particular, the MHC will be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the HOLA.

          The initial members of the Board of Directors of the MHC will be the existing members of the Board of Directors of the Bank and the President of the Bank. Thereafter, approximately one-third of the directors of the MHC will be elected annually by the Members of the MHC who will consist of the former Members of the Bank and all persons who become Members of the MHC after the Reorganization.

F.	Rights of Owners of the MHC

          Following the Reorganization, all persons who had membership or liquidation rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC. All existing proxies granted by members of the Bank to the Board of Directors of the Bank shall automatically become proxies granted to the Board of Directors of the MHC; provided, however, such proxies may not be voted by the Board of Directors of the Bank at the Special Meeting. In addition, all persons who become depositors of the Stock Bank subsequent to the Reorganization also will have membership and liquidation rights with respect to the MHC. In each case, no person who ceases to be the holder of a deposit account with the Stock Bank shall have any membership or other rights with respect to the MHC. Borrowers of the Bank who were borrower members of the Bank at the time of the Reorganization will have the same membership rights in the MHC as they had in the Bank immediately prior to the Reorganization for so long as their pre-Reorganization borrowings remain outstanding. Borrowers of the Stock Bank will not receive membership rights in connection with any new borrowings made after the Reorganization.

4.	Conditions to Implementation of the Reorganization

Consummation of the Reorganization is conditioned upon the following:

	A.	Approval of the Plan by a majority of the Board of Directors of the Bank.

	B.	The filing of a Reorganization Notice, including the Plan, with the OTS and either:

(i)	The OTS has given written notice of its intent not to disapprove the Reorganization; or

(ii)

Sixty days have passed since the OTS received the Reorganization Notice and deemed it sufficient under Section 516.210 or 516.220 of the Regulations, and the OTS has not given written notice that the Reorganization is disapproved or extended for an additional 30 days the period during which disapproval may be issued.

          C.          The filing of a Holding Company Application with and approval by the OTS pursuant to the HOLA for the Holding Company and MHC to become savings and loan holding companies by owning or acquiring up to 100% and at least 50.1% of the common stock of the Stock Bank and the Holding Company, respectively, to be issued in connection with the Reorganization.

          D.          Submission of the Plan to the Members for approval pursuant to a Proxy Statement and form of proxy cleared in advance by the OTS and approval of such Plan by a majority of the total votes of the Voting Members eligible to be cast at a meeting held at the call of the Bank’s directors in accordance with the procedures prescribed by the Bank’s charter and bylaws.

          E.          All necessary approvals have been obtained from the OTS in connection with the adoption of the charter and bylaws of the MHC, the Holding Company and the Stock Bank, the conversion of the Bank to a stock charter, and any transfer of assets and liabilities of the Bank to the Stock Bank pursuant to the Plan; and all conditions specified or otherwise imposed by the OTS in connection with the issuance of a notice of intent not to disapprove the Notice have been satisfied.

5.	Special Meeting of the Members

          Subsequent to the approval of the Plan by the OTS, the Special Meeting shall be scheduled in accordance with the Bank’s bylaws. Promptly after receipt of approval and at least 20 days but not more than 45 days prior to the Special Meeting, the Bank shall distribute proxy solicitation materials to all Voting Members. The proxy solicitation materials shall include a Proxy Statement and other documents authorized for use by the regulatory authorities. A copy of the Plan will be made available to Voting Members upon request. The affirmative vote of at least a majority of the total votes of the Voting Members eligible to be cast at the Special Meeting is required for approval of the Plan. Voting may be in person or by proxy. The OTS shall be notified promptly of the vote of the Members.

6.	Conversion of MHC to Stock Form

          Following the completion of the Reorganization, the MHC may elect to convert to stock form in accordance with applicable law (a “Conversion Transaction”). There can be no assurance when, if ever, a Conversion Transaction will occur.

          In a Conversion Transaction, the MHC would merge with and into the Stock Bank or the Holding Company, with the Stock Bank or the Holding Company as the resulting entity, and the depositors of the Stock Bank would receive the right to subscribe for a number of shares of common stock of the Holding Company or its successor, representing the ownership interest of the MHC in the Holding Company. The additional shares of common stock of the Holding Company issued in the Conversion Transaction would be sold at their aggregate pro forma market value as determined by an Independent Appraisal.

          Any Conversion Transaction shall be fair and equitable to Minority Stockholders. In any Conversion Transaction, Minority Stockholders, if any, will be entitled without additional consideration to maintain the same percentage ownership interest in the Holding Company after the Conversion Transaction as their percentage ownership interest in the Holding Company immediately prior to the Conversion Transaction (i.e., the “Minority Ownership Interest”). The Minority Ownership Interest of Minority Stockholders shall not be reduced in a Conversion Transaction as a result of any waiver of dividends by the MHC.

          At the sole discretion of the Board of Directors of the MHC and the Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders. If a Conversion Transaction does not occur, the MHC will continue to own a majority of the Voting Stock of the Holding Company. Management of the Bank has no current intention to conduct a Conversion Transaction.

          A Conversion Transaction would require the approval of the OTS and would be presented for approval by the members of the MHC. Federal regulatory policy requires that in any Conversion Transaction the Members of the MHC will be accorded the same stock purchase priorities as if the MHC were a mutual savings bank converting to stock form.

7.	Timing of the Reorganization and Sale of Capital Stock

          The Bank intends to consummate the Reorganization as soon as feasible following the receipt of all approvals referred to in Section 4 of the Plan. Subject to the approval of the OTS, the Holding Company intends to commence the Stock Offering concurrently with the proxy solicitation of Members. The Holding Company may close the Stock Offering before the Special Meeting, provided that the offer and sale of the Common Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting. Subject to OTS approval, the Bank’s proxy solicitation materials may permit certain Members to return to the Bank by a reasonable date a certain postage paid card or other written communication requesting receipt of the prospectus if the prospectus is not mailed concurrently with the proxy solicitation materials. The Stock Offering shall be conducted in compliance with 12 C.F.R. 563g, the securities offering regulations of the SEC and to the extent applicable Form OC promulgated under the Regulations.

8.	Number of Shares to be Offered

          The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan shall be determined initially by the Board of Directors of the Bank and the Board of Directors of the Holding Company in conjunction with the determination of the Independent Appraiser. The number of shares to be offered may be adjusted prior to completion of the Stock Offering. The total number of shares of Common Stock that may be issued to persons other than the MHC at the close of the Stock Offering must be less than 50.0% of the issued and outstanding shares of Common Stock of the Holding Company.

9.	Independent Valuation and Purchase Price of Shares

          All shares of Common Stock sold in the Stock Offering shall be sold at a uniform price per share. The purchase price and number of shares to be outstanding shall be determined by the Board of Directors of the Holding Company on the basis of the estimated pro forma market value of the Holding Company and the Bank. The aggregate purchase price for the Common Stock will not be inconsistent with such market value of the Holding Company and the Bank. The pro forma market value of the Holding Company and the Bank will be determined for such purposes by the Independent Appraiser.

          Prior to the commencement of the Stock Offering, an Estimated Valuation Range will be established, which range may vary within 15% above to 15% below the midpoint of such range, and up to 15% greater than the maximum of such range, as determined by the Board of Directors at the time of the Stock Offering and consistent with OTS regulations. The Holding Company intends to issue up to 49.9% of its Common Stock in the Stock Offering. The number of shares of Common Stock to be issued and the ownership interest of the MHC may be increased or decreased by the Holding Company, taking into consideration any change in the Independent Valuation and other factors, at the discretion of the Board of Directors of the Bank and the Holding Company.

          Based upon the Independent Valuation as updated prior to the commencement of the Stock Offering, the Board of Directors may establish the minimum and maximum percentage of shares of Common Stock that will be offered for sale in the Stock Offering, or it may fix the percentage of shares that will be offered for sale in the Stock Offering. In the event the percentage of the shares offered for sale in the Minority Stock Offering is not fixed in the Stock Offering, the Minority Ownership Interest resulting from the Stock Offering will be determined as follows: (a) the product of (x) the total number of shares of Common Stock sold by the Holding Company and (y) the purchase price per share, divided by (b) the aggregate pro forma market value of the Bank and the Holding Company upon the closing of the Stock Offering and sale of all the Common Stock.

          Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Holding Company, the Bank and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock sold in the Stock Offering at the Actual Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. If such confirmation is not received, the Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new price range and/or estimated price range, extend, reopen or hold a new Stock Offering or take such other action as the OTS may permit.

          The estimated market value of the Holding Company and the Bank shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with OTS regulations. The Common Stock to be issued in the Stock Offering shall be fully paid and nonassessable.

          If there is a Community Offering or Syndicated Community Offering of shares of Common Stock not subscribed for in the Subscription Offering, the price per share at which the Common Stock is sold in such Community Offering or Syndicated Community Offering shall be the Actual Purchase Price which will be equal to the purchase price per share at which the Common Stock is sold to persons in the Subscription Offering. Shares sold in the Community Offering or Syndicated Community Offering will be subject to the same limitations as shares sold in the Subscription Offering.

10.	Method of Offering Shares and Rights to Purchase Stock

          In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders; and (4) Other Members, pursuant to priorities established by the Board of Directors. Any shares of Common Stock that are not subscribed for in the Subscription Offering may, at the discretion of the Bank and the Holding Company, be offered for sale in a Community Offering or a Syndicated Community Offering. The minimum purchase by any Person shall be the lesser of the number of shares obtained by a $500 subscription or 25 shares. The Holding Company may determine in its sole discretion whether each prospective purchaser is a “resident,” “associate,” or “acting in concert” as defined in the Plan, and shall interpret all other provisions of the Plan in its sole discretion. All such determinations are in the sole discretion of the Holding Company, and may be based on whatever evidence the Holding Company chooses to use in making any such determination.

          In addition to the priorities set forth below, the Board of Directors may establish other priorities for the purchase of Common Stock, subject to the approval of the OTS. The priorities for the purchase of shares in the Stock Offering are as follows:

          A.          Subscription Offering

          Priority 1: Eligible Account Holders. Each Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $100,000, one-tenth of one percent (0.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date and subject to the provisions of Section 11; provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in

Section 11. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he had an ownership interest as of the Eligibility Record Date. Officers, directors, and their Associates may be Eligible Account Holders. However, if an Officer, director, or his or her Associate receives subscription rights based on increased deposits in the year before the Eligibility Record Date, subscription rights based upon these deposits are subordinate to the subscription rights of other Eligible Account Holders.

          Priority 2: Tax-Qualified Employee Plans. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 11. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Holding Company subject to the maximum purchase limitations applicable to such plans as set forth in Section 11, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Stock Offering. If the final valuation exceeds the maximum of the Offering Range, up to 10% of the Common Stock issued in the Stock Offering may be sold to the Tax-Qualified Employee Plans notwithstanding any oversubscription by Eligible Account Holders, subject to the overall purchase limitations set forth in Section 11.

          Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $100,000, one-tenth of one percent (0.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date and subject to the provisions of Section 11; provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 11. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, is in excess of the total shares offered in the Stock Offering, the subscriptions of Supplemental Eligible Account Holders will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber’s Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

          Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member shall have the opportunity to purchase up to $100,000 of Common Stock offered in the Stock Offering, provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering, or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 11. In the event Other Members subscribe for a number of shares which, when added to the shares subscribed for by the Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares offered in the Stock Offering, the subscriptions of such Other Members will be allocated among subscribing Other Members on a pro rata basis based on the size of such Other Members’ orders.

          B.           Community Offering

          Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the Community. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Holding Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering. The Holding Company and the Bank may use one or more investment banking firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Community Offering. The Holding Company and the Bank may pay a commission or other fee to such investment banking firm(s) as to the shares sold by such firm(s) in the Subscription and Community Offering and may also reimburse such firm(s) for expenses incurred in connection with the sale. No Person may purchase more than $100,000 of Common Stock in the Community Offering, subject to the overall purchase limitations set forth in Section 11. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the Community, and thereafter to cover orders of other members of the general public, so that each Person in such category of the Community Offering may receive 1,000 shares. In the event orders for Common Stock in any of these categories exceed the number of shares available for sale, shares may be allocated on a pro rata basis within a category based on the amount of the respective orders. In addition, orders received for Common Stock in the Community Offering or any Syndicated Community Offering shall first be filled up to a maximum of two percent (2%) of the shares sold and thereafter, remaining shares will be allocated on an equal number of shares basis per order until all orders are filled.

          The Bank and the Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 10(B).

          C.           Syndicated Community Offering

          Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures, including the timing of the offering, as may be determined by the Bank and the Holding Company subject to the rights of the Holding Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. It is expected that the Syndicated Community Offering would commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. No Person, Associate of such Person, or group of Persons acting in concert, may purchase more than $100,000 of Common Stock in the Syndicated Community Offering, subject to the overall purchase limitations set forth in Section 11.

          If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Boards of Directors of the Holding Company and the Bank will seek to make other arrangements (including an underwritten public offering) for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws.

11.	Additional Limitations on Purchases of Common Stock

          Purchases of Common Stock in the Stock Offering will be subject to the following purchase limitations:

          A.          The aggregate amount of outstanding Common Stock of the Holding Company owned or controlled by persons other than MHC at the close of the Stock Offering shall be less than 50% of the Holding Company’s total outstanding Common Stock.

          B.          The maximum purchase of Common Stock in the Subscription Offering by a Person or group of Persons through a single Deposit Account is $100,000. No Person by himself, or with an Associate or group of Persons acting in concert, may purchase more than $150,000, or more than 5%, of the Common Stock offered in the Stock Offering, provided that: (i) the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the Stock Offering; (ii) the Tax-Qualified Employee Plans may purchase up to 10% of the shares offered in the Stock Offering, subject to the other overall purchase limitations contained in this Section 11; and (iii) for purposes of this Section 11(B)

shares to be held by any Tax-Qualified Employee Plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

          C.          The ESOP and all other Tax-Qualified Employee Plans shall not encompass, in the aggregate, more than 4.9% of the outstanding shares of the Holding Company’s Common Stock or 4.9% of the Holding Company’s stockholders’ equity at the close of the Stock Offering.

          D.          The ESOP, all other Tax-Qualified Employee Plans and all MRPs shall not encompass, in the aggregate, more than either 4.9% of the outstanding shares of the Holding Company’s Common Stock or 4.9% of the Holding Company’s stockholders’ equity at the close of the Stock Offering. However, if the Holding Company’s tangible capital equals at least 10% at the time of implementation of the Plan, subject to the approval of the OTS, such ESOPs and MRPs may encompass, in the aggregate, up to 5.88% of the outstanding common stock or stockholders’ equity at the close of the Stock Offering.

          E.          All MRPs shall not encompass, in the aggregate, more than either 1.47% of the Common Stock of the Holding Company or 1.47% of the Holding Company’s stockholders’ equity at the close of the Stock Offering. However, if the Holding Company’s tangible capital is at least 10% at the time of the implementation of the Plan, subject to the approval of the OTS, the MRPs may encompass, in the aggregate, up to 1.96% of the outstanding shares of the Holding Company’s Common Stock or 1.96% of the Holding Company’s stockholders’ equity at the close of the Stock Offering.

          F.          All Option Plans shall not encompass, in the aggregate, more than either 4.9% of the Holding Company’s outstanding Common Stock at the close of the proposed issuance or 4.9% of the Holding Company’s stockholders’ equity at the close of the Stock Offering.

          G.          An ESOP, other Tax-Qualified Employee Plan, a MRP or an Option Plan modified or adopted no earlier than one year after the close of: the Stock Offering, or any subsequent issuance that is made in substantial conformity with the purchase priorities set fort in 12 C.F.R. 563b, et seq., may exceed the percentage limitations set forth in Sections 11(C) through 11(F) above (“Plan Expansion”), subject to the following two requirements. First, all Common Stock awarded in connection with any Plan Expansion must be acquired for such awards in the secondary market. Second, such acquisitions must begin no earlier than when such Plan Expansion is permitted to be made.

          H.          The aggregate amount of Common Stock that may be encompassed under all Option Plans and MRPs, or acquired by all Management Persons of the Holding Company and Associates of Management Persons of the Holding Company, shall not exceed 34% of Common Stock or stockholders’ equity of the Holding Company held by Persons other than the MHC at the close of the Stock Offering. The percentage limitation in this Section 11(H) may be exceeded provided that all Common Stock acquired by Management Persons and Associates of Management Persons or awarded under all MRPs and Option Plans in excess of such percentage limitation is acquired in the secondary market. If acquired for such awards on the secondary market, such acquisitions must begin no earlier than one year after the close of the Stock Offering or any subsequent issuance that is made in substantial conformity with the purchase priorities of 12 C.F.R. 563b, et seq. In calculating the number of shares held by Management Persons and their Associates under this Section 11(H), shares awarded, but not delivered under an ESOP, MRP, or Option Plan that are attributable to such Persons shall not be counted as being acquired by such persons.

          I.          The amount of Common Stock that may be encompassed under all Option Plans and MRPs must not exceed, in the aggregate, 25% of the outstanding common stock held by Persons other than the MHC at the close of the Stock Offering.

          J.          Notwithstanding any other provision of this Plan, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

          K.          The Board of Directors of the Holding Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan. Any such action shall be final, conclusive and binding on all persons, and the MHC, the Holding Company and the Savings Bank and their respective Boards shall be free from any liability to any Person on account of any such action.

          L.          A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Stock Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

       Subscription rights afforded under this Plan and by OTS regulations are non-transferable. No person may transfer, offer to transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of any subscription rights under this Plan. No person may transfer, offer to transfer or enter into an agreement or understanding to transfer legal or beneficial ownership of any shares of Common Stock except pursuant to this Plan.

       EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE BANK IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS, AND THE BANK MAY TAKE

ANY REMEDIAL ACTION INCLUDING, WITHOUT LIMITATION, REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE OTS FOR ACTION, AS THE BANK MAY IN ITS SOLE DISCRETION DEEM APPROPRIATE.

12.	Payment for Stock

          All payments for Common Stock subscribed for or ordered in the Stock Offering must be delivered in full to the Bank, together with a properly completed and executed order form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the order form or purchase order, as the case may be, unless such date is extended by the Bank; provided, that if the ESOP or any other Tax-Qualified Employee Plan subscribes for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Actual Purchase Price upon consummation of the Stock Offering. The Holding Company or the Bank may make scheduled discretionary contributions to the ESOP or any other Tax-Qualified Employee Plan provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement.

          Payment for Common Stock shall be made either by check or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser’s Deposit Account at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser’s Deposit Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the OTS) following the Stock Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Actual Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Payment for Common Stock made by check or money order will be paid by the Bank at a rate no less than the Bank’s passbook rate. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Stock Offering. If for any reason the Stock Offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

13.	Manner of Exercising Subscription Rights Through Order Forms

          As soon as practicable after the prospectus prepared by the Holding Company and the Bank has been declared effective by the OTS and the SEC, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders and the Tax-Qualified Employee Plans at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available to those persons that purchase Common Stock in the Community Offering.

          Each order form will be preceded or accompanied by the prospectus describing the Holding Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

          A.          A specified date by which all order forms must be received by the Bank, which date shall be not less than 20, nor more than 45 days, following the date on which the order forms are mailed by the Bank, and which date will constitute the termination of the Subscription Offering;

          B.          The purchase price per share for shares of Common Stock to be sold in the Subscription and Community Offerings;

          C.          A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

          D.          Instructions as to how the recipient of the order form must indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

          E.          An acknowledgment that the recipient of the order form has received a final copy of the prospectus prior to execution of the order form;

          F.          A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank within the subscription period such properly completed and executed order form, together with a check or money order in the full amount of the purchase price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and

          G.          A statement to the effect that the executed order form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank.

          Notwithstanding the above, the Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

14.     Undelivered, Defective or Late Order Form; Insufficient Payment

          In the event order forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the order form within the time period specified thereon; provided, that the Bank may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation by the Bank of terms and conditions of this Plan and of the order forms will be final, subject to the authority of the OTS.

15.	Completion of the Stock Offering

          The Stock Offering will be terminated if not completed within 90 days from the date of approval by the OTS, unless an extension is approved by the OTS.

16.	Market for Common Stock

          If at the close of the Stock Offering the Holding Company has more than 100 stockholders of any class of stock, the Holding Company shall use its best efforts to:

(i)	encourage and assist a Market Maker to establish and maintain a market for that class of stock; and

(ii)	list that class of stock on a national or regional securities exchange, or on the Nasdaq system.

17.	Stock Purchases by Management Persons After the Stock Offering

          For a period of three years after the proposed Stock Offering, no Management Person or his or her Associates may purchase, without the prior written approval of the OTS, any Common Stock of the Holding Company, except from a broker-dealer registered with the SEC. The foregoing shall not apply to: (i) negotiated transactions involving more than 1% of the outstanding Common Stock or (ii) purchases of Common Stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan of the Stock Bank or the Holding Company even if such Common Stock is attributable to Management Persons or their Associates. The foregoing restriction on purchases of Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

18.	Resales of Stock by Management Persons

          Common Stock purchased by Management Persons and their Associates in the Stock Offering may not be resold for a period of at least one year following the date of purchase, except in the case of death of the Management Person or Associate.

19.	Stock Certificates

          Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Section 18 above. Appropriate instructions shall be issued to the Holding Company’s transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

20.	Restriction on Financing Stock Purchases

          The Holding Company and the Bank will not loan funds to any Person to purchase Common Stock in the Stock Offering, and will not knowingly offer or sell any of the Common Stock to any Person whose purchase would be financed by funds loaned to the Person by the Holding Company, the Bank or any Affiliate.

21.	Stock Benefit Plans

          The Board of Directors of the Bank and/or the Holding Company intend to adopt one or more stock benefit plans for employees, officers and directors, including an ESOP, MRPs and Option Plans, which will be authorized to purchase Common Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Common Stock in the Stock Offering, subject to the purchase priorities set forth in this Plan. The Board of Directors of the Bank intends to establish an ESOP and authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the shares issued in the Stock Offering, subject to the overall purchase limitations contained in Section 11. The Bank or the Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Common Stock issued in the Stock Offering, or to purchase issued and outstanding shares of Common Stock in the open market or from authorized but unissued shares of Common Stock or treasury shares from the Holding Company subsequent to the completion of the Stock Offering; provided such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. In addition to shares purchased by one or more Tax-Qualified Employee Plans in this Stock Offering, any subsequent stock offering, and/or from authorized but unissued shares or treasury shares of the Holding Company, this Plan also specifically authorizes the Holding Company to grant awards under one or more stock benefit plans, including MRPs and Option Plans, in an amount equal to the maximum amount permissible under the OTS regulations. In no event shall the aggregate amount of the awards under such stock benefit plans exceed 25% of the outstanding shares of Common Stock held by Persons other than the MHC as the close of the Stock Offering.

22.	Post-Reorganization Filing and Market Making

          It is likely that there will be a limited market for the Common Stock sold in the Stock Offering, and purchasers must be prepared to hold the Common Stock for an indefinite period of time. If the Holding Company has more than 35 stockholders of any class of stock, the Holding Company shall register its Common Stock with the SEC pursuant to the Exchange Act, and shall undertake not to deregister such Common Stock for a period of three years thereafter.

23.	Payment of Dividends and Repurchase of Stock

          The Holding Company may not declare or pay a cash dividend on, or repurchase any of, its Common Stock if the effect thereof would cause its regulatory capital or the regulatory capital of the Bank to be reduced below the amount required to meet all regulatory capital requirements. Otherwise, the Holding Company may declare dividends or make other capital distributions in accordance with applicable laws and regulations. Following completion of the Stock Offering, the Holding Company may repurchase its Common Stock consistent with applicable laws and regulations relating to stock repurchases, as long as such repurchases do not cause the regulatory capital of the Bank to be reduced below the amount required under the Regulations. The MHC may from time to time purchase Common Stock of the Holding Company. Subject to any applicable regulatory approvals the MHC may waive its right to receive dividends declared by the Holding Company.

24.	Interpretation

          All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the OTS.

25.	Reorganization and Stock Offering Expenses

          The Holding Company and the Bank may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Reorganization, including in connection with the Stock Offering, the payment of fees to brokers for assisting Persons in completing and/or submitting Order Forms. The Regulations require that the expenses of any Stock Offering must be reasonable. The Bank will use its best efforts to assure that the expenses incurred by the Bank and the Holding Company in effecting the Reorganization and the Stock Offering will be reasonable.

26.	Employment and Severance Arrangements

          Following or contemporaneously with the Reorganization, the Bank and/or the Holding Company may enter into employment and/or severance arrangements with one or more of their Officers.

27.	Residents of Foreign Countries and Certain States

          The Holding Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country or resides in a state of the United States with respect to which any of the following apply: (i) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (ii) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

28.	Amendment or Termination of the Plan

          If necessary or desirable, the terms of the Plan may be substantially amended by a majority vote of the Bank’s Board of Directors, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies and submission of the Plan and proxy materials to a vote of the Members. At any time after the solicitation of proxies and submission of the Plan and proxy materials to a vote of the Members, the terms of the Plan that relate to the Reorganization may be amended by a majority vote of the Board of Directors only with the concurrence of the OTS. Terms of the Plan relating to the Stock Offering including, without limitation, Sections 7 through 19, may be amended by a majority vote of the Bank’s Board of Directors as a result of comments from regulatory authorities or otherwise at any time prior to the approval of the Plan by the OTS and at any time thereafter with the concurrence of the OTS. The Plan may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the Plan by the OTS and the date of the Special Meeting, and may be terminated by a majority vote of the Board of Directors at any time thereafter with the concurrence of the OTS. In its discretion, the Board of Directors may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another meeting of the Members; however, any material amendment of the terms of the Plan that relate to the Reorganization which occur after the Special Meeting shall require a resolicitation of Members. Failure of the Members to approve the Plan will result in the termination of the Plan.

          The Plan shall be terminated if the Reorganization is not completed within 24 months from the date upon which the Members of the Bank approve the Plan, and may not be extended by the Bank or the OTS.

Dated: January 11, 2008, as amended March 11, 2008